    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 10, 1999

                                                      REGISTRATION NO. 333-_____
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                       PHILIPS INTERNATIONAL REALTY CORP.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                              MARYLAND                                                          13-3963667
                    (STATE OR OTHER JURISDICTION                                             (I.R.S. EMPLOYER
                         OF INCORPORATION)                                                IDENTIFICATION NUMBER)

                                417 FIFTH AVENUE
                            NEW YORK, NEW YORK 10016
                                 (212) 545-1100
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------

                              MR. PHILIP PILEVSKY
               CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER
                                417 FIFTH AVENUE
                            NEW YORK, NEW YORK 10016
                                 (212) 545-1100
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                   Copies To:
                          JONATHAN A. BERNSTEIN, ESQ.
                              BLAKE HORNICK, ESQ.
                       PRYOR CASHMAN SHERMAN & FLYNN LLP
                                410 PARK AVENUE
                            NEW YORK, NEW YORK 10022
                                 (212) 421-4100
                           (212) 326-0806 (FACSIMILE)

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as possible after the Registration Statement becomes effective.

     If the only Securities being registered on this form are being offered pursuant to reinvestment plans, check the following box. / /

     If any of the Securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than Securities offered only in connection with dividend or interest reinvestment plans, check the following box. /x/

     If this form is filed to register additional Securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this form is a post-effective amendment filed pursuant to Rule
462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If delivery of the Prospectus is expected to be made pursuant to Rule 434, check the following box. / /

                            ------------------------

                        CALCULATION OF REGISTRATION FEE

                                                     AMOUNT OF SHARES      PROPOSED             PROPOSED
                 TITLE OF SHARES TO                        TO BE       MAXIMUM OFFERING    MAXIMUM AGGREGATE        AMOUNT OF
                   BE REGISTERED                        REGISTERED      PRICE PER UNIT*     OFFERING PRICE*     REGISTRATION FEE
Common Stock ($.01 par value).......................     2,559,097         $14.53125          $37,186,878           $11,268.75

* Estimated solely for the purpose of calculating the registration fee and computed in accordance with Rule 457(c) under the Securities Act of 1933, upon the basis of the average of the high and low prices reported in the consolidated reporting system as of February 8, 1999.

                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(A) MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                 SUBJECT TO COMPLETION, DATED FEBRUARY 10, 1999

PROSPECTUS

                                2,559,097 SHARES

                       PHILIPS INTERNATIONAL REALTY CORP.

                                  COMMON STOCK
                           (PAR VALUE $.01 PER SHARE)

                            ------------------------

     Philips International Realty Corp., a Maryland corporation, is a self-advised real estate investment trust that manages and conducts its business through Philips International Realty, L.P., a Delaware limited partnership. The persons listed as selling shareholders of Philips International Realty Corp. in this prospectus are offering and selling up to 2,559,097 shares of our common stock. We may issue these shares of our common stock to such selling shareholders to the extent they exchange their units of limited partnership interests in Philips International Realty, L.P. for an equal number of shares of our common stock. All net proceeds from the sale of the shares of common stock offered by this prospectus will go to the selling shareholders. We will not receive any proceeds from such sales.

     The selling shareholders may offer their shares of common stock through public or private transactions in the over-the-counter markets, on any exchanges on which our common stock is traded at the time of sale, at prevailing market prices or at privately negotiated prices. The selling shareholders may engage brokers or dealers who may receive commissions or discounts from the selling shareholders. We will pay substantially all of the expenses incident to the registration of such shares, except for the selling commissions.

     Our common stock is listed on the New York Stock Exchange under the ticker symbol "PHR." The closing price of our common stock on February 8, 1999, was $14.375 per share.

                            ------------------------

     SEE "RISK FACTORS" AT PAGE 4 OF THIS PROSPECTUS FOR A DISCUSSION OF CERTAIN MATERIAL FACTORS WHICH YOU SHOULD CONSIDER BEFORE INVESTING IN THE COMMON STOCK OFFERED BY THIS PROSPECTUS.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR HAS DETERMINED IF THIS PROSPECTUS IS ADEQUATE OR ACCURATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

                The date of this prospectus is February   , 1999

                             AVAILABLE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the Securities and Exchange Commission's public reference room located at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-732-0330 for further information on the operation of such public reference room. You also can request copies of such documents, upon payment of a duplicating fee, by writing to the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 or obtain copies of such documents from the Securities and Exchange Commission's web site at http://www.sec.gov.

     We have filed with the Securities and Exchange Commission a registration statement (of which this prospectus is a part) under the Securities Act of 1933, as amended, with respect to the securities being offered. This prospectus does not contain all of the information set forth in the registration statement. We have omitted certain portions as permitted by the rules and regulations of the Securities and Exchange Commission. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance we refer you to the copy of such contract or other document filed as an exhibit to the registration statement. Each such statement is qualified in all respects by such reference and the exhibits and schedules to the registration statement. For further information regarding us and the securities being offered, please read the registration statement and such exhibits and schedules which may be obtained from the Securities and Exchange Commission at its principal office in Washington, D.C. upon payment of the fees prescribed by the Securities and Exchange Commission.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Securities and Exchange Commission allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is considered to be part of this prospectus and information that we file later with the Securities and Exchange Commission automatically will update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended:

     (1) Annual Report on Form 10-K (File No. 0-23463) for the fiscal year ended December 31, 1997;

     (2) Quarterly Reports on Form 10-Q (File No. 1-14095) for the fiscal quarters ended March 31, 1998, June 30, 1998 and September 30, 1998;

     (3) Current Report on Form 8-K (File No. 1-14095), dated July 31, 1998; and

     (4) The description of our common stock and the description of certain provisions of the laws of the State of Maryland and our articles of incorporation and bylaws, both contained in our registration statement on Form 8-A dated May 6, 1998.

     You may request a copy of these filings (including exhibits to such filings that we have specifically incorporated by reference in such filings), at no cost, by writing or telephoning our executive offices at the following address:

                       Philips International Realty Corp.
                            Office of the President
                                417 Fifth Avenue
                            New York, NY 07016-3510
                                 (212) 545-1100

     You should rely only on the information provided or incorporated by reference in this prospectus or any related supplement. We have not authorized anyone else to provide you with different information. The selling shareholders will not make an offer of these shares in any state that prohibits such an offer. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the cover page of such documents.

     All references in this prospectus to "common stock" refer to our common stock, par value $.01 per share, and all references to "preferred stock" refer to our preferred stock, par value $.01 per share. All references in this prospectus to " units," refer to the units of limited partnership interest in Philips International Realty, L.P.

              INFORMATION ABOUT PHILIPS INTERNATIONAL REALTY CORP.

     We, Philips International Realty Corp., are a self-advised real estate investment trust formed to continue and expand the shopping center business of certain affiliated companies owned or controlled by Philip Pilevsky known as the Philips Group. We own, acquire for redevelopment, and develop neighborhood and community shopping centers predominantly located in two major, densely populated, east coast metropolitan regions: (i) the New York, northern New Jersey, Long Island and Connecticut consolidated metropolitan statistical area (the "New York CMSA") and (ii) the Miami-Fort Lauderdale consolidated metropolitan statistical area (the "Miami CMSA").

     Philip Pilevsky, Chairman of the Board of Directors and Chief Executive Officer, leads our management team whose executive officers have an average of approximately 16 years experience in acquiring, redeveloping and developing retail properties. The Philips International Realty Corp. and Philips Group have acquired, redeveloped and/or developed a total of 70 retail properties encompassing over 5.4 million square feet within the New York CMSA and Miami CMSA markets. Mr. Pilevsky and the other executive officers and directors beneficially own, in the aggregate, approximately 22.6 percent of our outstanding common stock (or units redeemable therefor).

     On May 13, 1998, we completed a primary public stock offering of 7,200,000 shares of common stock at $17.50. Our common stock is listed on the New York Stock Exchange under the ticker symbol "PHR."

     Our strategy is to acquire for redevelopment and develop quality neighborhood and community shopping centers, located in demographically strong, under-stored markets which serve the daily needs of the surrounding community. Twenty-one (21) of our properties are anchored by national or regional supermarkets or discount department stores such as Publix Supermarkets, Inc., Winn-Dixie Stores, Inc., Wauldbaum/APW Supermarkets, Inc. and Kmart. Our portfolio consists of interests in 26 properties encompassing 3.8 million square feet of gross leasable area. Approximately 70 percent of our gross leasable area is located in the New York CMSA and the Miami CMSA markets. We believe the strength of these grocery and discount retailers, as well as other key anchor tenants, provide our properties with consistent consumer traffic and enables us to attract additional quality anchor retailers, as well as quality national, regional and local non-anchor retailers. As of December 31, 1998, our properties were 94 percent leased to 392 tenants.

     To ensure that we qualify as a real estate investment trust, the transfer of shares of our capital stock including the common stock, is subject to certain restrictions. Ownership of capital stock by any single person is limited to 8.0 percent of the value of such capital stock, subject to certain exceptions. Our articles of incorporation provide that any purported transfer in violation of the above-described ownership limitations shall be void ab initio.

     All of our interests in our properties are held by, and our operations are conducted through, Philips International Realty, L.P., a Delaware limited partnership. As of December 31, 1998, we were the beneficial owners of approximately 74.8 percent of Philips International Realty, L.P., and are its sole general partner.

     We were incorporated in Maryland on July 16, 1997. Our executive offices are located at 417 Fifth Avenue, New York, New York 10016, and our telephone number is (212) 545-1100.

                                  RISK FACTORS

     An investment in our common stock involves various risks. You should carefully consider the following risk factors and other information in this prospectus before deciding to invest in our common stock.

     DEPENDENCE ON CERTAIN MARKET REGIONS AND PROPERTIES.

     Dependence on Certain Market Regions. Thirteen of our properties are located in either of the following major east coast metropolitan regions:
(1) the New York, northern New Jersey, Long Island and Connecticut metropolitan market area or (2) the Miami-Fort Lauderdale metropolitan market area. As of December 31, 1998, the total weighted average annualized base rent due under leases with tenants at properties located in such areas represented 84 percent of our total annualized base rents due under all of our leases. Adverse economic developments in these states could adversely impact the operations of our properties and, therefore, our profitability. Since our portfolio consists primarily of retail properties (as compared to a more diversified portfolio), a decline in the economy or a decline in the demand for retail space may adversely affect our ability to make distributions.

     Dependence on Certain Properties. As of December 31, 1998, the total annualized base rent due under leases with tenants at four of our properties located in Hialeah, Florida represented 35 percent of our total annualized base rents due under all of our leases. Adverse economic developments or a decline in consumer demand for shopping centers in this area or at these four properties could disproportionately and adversely affect our ability to make distributions.

     CONFLICTS OF INTEREST.

     Potential Conflicts With Management.  Our executive officers, including
Mr. Philip Pilevsky and Ms. Sheila Levine, direct our day-to-day operations. Philips International Holding Corp., a corporation that Mr. Pilevsky and
Ms. Levine own, manages such day-to-day operations pursuant to a management agreement dated December 31, 1997 among us, Philips International Realty. L.P. and Philips International Holding Corp. Mr. Pilevsky also has several other real estate holdings and activities that are not part of our company. A limited number of such holdings are retail properties that may compete with our properties. Personnel of Philips International Holding Corp. will spend some of their time managing the holdings of Mr. Pilevsky. This will prevent such personnel from devoting their efforts full-time to managing our properties. The failure of the such personnel to adequately serve us could adversely affect our business.

     Potential Conflicts With Other Real Estate Activities. In connection with our and Philip International Realty, L.P.'s formation in December 1997, we acquired twelve of our thirteen properties from holders of units of the Philips International Realty, L.P. Certain of these holders, including Mr. Pilevsky and Ms. Levine, continue to hold significant interests in real properties (including retail properties that may compete with our properties) that they owned but did not transfer to us at such time. While an amended and restated non-competition agreement dated as of December 31, 1997 among us, Philips International Realty, L.P., Philips International Holding Co., Mr. Pilevsky and Ms. Levine prevents Mr. Pilevsky, Ms. Levine and Philips International Holding Corp. from acquiring, operating and managing or developing certain retail shopping center properties other than through us, it does not restrict their activities with respect to retail properties they owned but did not transfer to us at the time of our formation. As a result, Mr. Pilevsky will devote his professional time to overseeing the management of our properties as well as overseeing the management of other properties. The failure of Mr. Pilevsky to adequately serve us could adversely affect our business.

     Potential Conflicts With Holders of Units of Philips International Realty, L.P. Holders of units of Philips International Realty, L.P., including
Mr. Pilevsky and Ms. Levine, may have interests that conflict with our and our shareholders' interests. If we (1) sell or refinance certain properties or
(2) reduce indebtedness encumbering such properties, holders of units (particularly Mr. Pilevsky and Ms. Levine who previously held interests in our properties) may suffer worse tax consequences than we or our shareholders may suffer. To avoid such consequences, Mr. Pilevsky and Ms. Levine, as executive officers and directors of our company, could (1) influence our board of directors not to sell or refinance a property even though such sale or refinancing might otherwise benefit us or (2) cause us to refinance a property at a higher level of debt than would be in our best interest.

     REAL ESTATE INVESTMENT CONSIDERATIONS.

     General. Our ability to make distributions to our shareholders depends on the ability of our properties to generate funds (including earned income and capital appreciation) in excess of operating expenses (including scheduled principal payments on debt and capital expenditure requirements). Events or conditions that are beyond our control may adversely affect funds from operations and the value of our properties. Such events or conditions could include:

     o changes in the general economic climate;

     o material and adverse changes in capital market availability of debt and/or equity;

     o changes in local conditions such as oversupply of space or a reduction in demand for rental space;

     o decreased attractiveness of our properties to potential tenants;

     o competition from other available space;

     o our inability to provide adequate maintenance;

     o increased operating costs, including insurance premiums and real estate taxes, due to inflation and other factors which may not necessarily be offset by increased rents;

     o changes in laws and regulations (including tax, environmental and housing laws and regulations) and agency or court interpretations of such laws and regulations and the related costs of compliance;

     o changes in interest rate levels and the availability of financing;

     o the inability of a significant number of tenants to pay rent;

     o our inability to rent space on favorable terms; and

     o civil unrest, earthquakes and other natural disasters that may result in uninsured losses.

     Financially Distressed Tenants May Reduce Our Cash Flow. A tenant may default or file for bankruptcy at any time. If a tenant defaults, we may experience delays and incur substantial costs in enforcing our rights as landlord and protecting our investments. If a tenant files for bankruptcy, a potential court judgment rejecting and terminating such tenant's lease could reduce our cash flow available for distribution. Two of our anchor tenants, Caldor Inc. and Bradlees Stores Inc., currently operate under the protection of the bankruptcy laws. Caldor Inc. leases 94,393 square feet at Elm Plaza Shopping Center and 86,830 square feet at Branhaven Plaza and Bradlees Stores Inc. leases 60,000 square feet at Foxboro Plaza. Termination of any of such leases could temporarily interrupt our rental income from (1) the tenant of the affected space and (2) other tenants at the property whose income depends upon the tenant's presence as an anchor store at such property.

     Illiquidity of Real Estate Limits Our Ability to Act Quickly. Real estate investments are relatively illiquid. Such illiquidity may limit our ability to vary our portfolio quickly in response to changes in economic and other conditions. If we want to sell a property, we might not be able to dispose of such property in the time period we desire, and the sales price of such property might not recoup or exceed the amount of our investment. The prohibition in the Internal Revenue Code of 1986, as amended, and related regulations on a real estate investment trust holding property for sale also may restrict our ability to sell property. Such limitations on our ability to sell our investments could adversely affect our ability to make distributions.

     Americans With Disabilities Act Compliance Could Be Costly. Under the Americans with Disabilities Act of 1990 (the "ADA"), all public accommodations and commercial facilities must meet certain federal requirements related to access and use by disabled persons. Compliance with the ADA requirements could involve removal of structural barriers to certain disabled persons' accesses. Other federal, state and local laws may require modifications to or restrict further renovations of our properties with respect to such accesses. Although we believe that our properties are substantially in compliance with present requirements, noncompliance with the ADA or related laws or regulations could result in the United States government imposing fines or private litigants being awarded damages against us. Such costs may adversely affect our ability to make distributions.

     Environmental Regulations Could Subject Us to Liability. Various federal, state and local laws and regulations subject property owners or operators to liability for the costs of removal or remediation of certain hazardous or toxic substances located on or in the property. These laws often impose liability without regard to whether the owner or operator was responsible for or even knew of the presence of such substances. The presence of or failure to properly remediate hazardous or toxic substances may adversely affect our ability to rent, sell or borrow against contaminated property. Various laws and regulations also impose on persons who arrange for the disposal or treatment of hazardous or toxic substances at another location liability for the costs of removal or remediation of such substances at the disposal or treatment facility. These laws often impose liability whether or not the person arranging for such disposal ever owned or operated the disposal facility. Certain other environmental laws and regulations impose liability on owners or operators of property for injuries relating to the release of asbestos-containing materials into the air. As owners and operators of property and as potential arrangers for hazardous substance disposal, we may be liable under such laws and regulations for removal or remediation costs, governmental penalties, property damage, personal injuries and related expenses. Payment of such costs and expenses could adversely affect our ability to make distributions.

     Within the last two years, independent environmental consultants completed a "Phase I" environmental assessment of our properties. Although this environmental assessment did not reveal any environmental liability that could materially affect our financial condition or results of operations, you should consider that (1) such assessment involved general inspections without soil sampling or ground water analysis and may not have revealed all environmental liabilities, (2) future laws, ordinances or regulations could impose material environmental liability on us and (3) acts by tenants or other third parties and the condition of land near our properties (such as the presence of underground storage tanks) could adversely affect the condition of our properties and subject us to environmental liability.

     Competition Within Our Markets Could Reduce Our Cash Flow. Retailers at our properties face increasing competition from other forms of retailing such as catalogues, discount shopping clubs and telemarketing. We face increasing competition for prospective tenants with landlords of shopping center properties that may be newer in appearance, better located or better maintained than our properties. Such competition may reduce our cash flow and adversely affect our ability to make distributions by:

     o interfering with our ability to attract and retain tenants in our properties or in properties we develop or acquire;

     o increasing vacancies which lowers market rental rates and limits our ability to negotiate rental rates; and

     o adversely affecting our ability to minimize expenses of operation.

     Risks of Redevelopment and Development Projects. As part of our strategy, we actively pursue (1) redevelopment projects and (2) development projects. In addition to the risks involved in the ownership and operation of established retail properties, included among the risks of redevelopment or development projects that may adversely affect our cash available for distribution are the following:

     o failure to complete construction on schedule or within budget may increase debt service expense and construction costs;

     o we may incur predevelopment costs for projects we do not complete;

     o inadequate occupancy or rental rates of a completed project may affect our ability to pay operating expenses or earn our targeted rate of return on our investment;

     o an unsuccessful project could cause our losses to exceed our investment in such project;

     o financing for redevelopment and newly developed projects may not be available to us on favorable terms;

     o long-term financing may not be available upon completion of construction;

     o and our distribution of 95 percent of our real estate investment trust taxable income (to maintain our qualification as a real estate investment trust) will limit our ability to finance acquisitions or new developments with income or cash flow from operations.

     Risks of Uninsured Losses. We carry comprehensive liability, fire, flood, extended coverage and rental loss insurance. Our insurance policies contain specifications, limits and deductibles comparable to those typically contained in policies covering similar properties. We also carry owner's title insurance policies on all of our properties for amounts that may be less than the full value of our properties. If an uninsured loss or a loss from a title defect to a property in excess of insured limits occurs, we could lose all or part of our investment in and anticipated profits and cash flows from such property. In the case of a title defect, we could remain obligated for any recourse mortgage indebtedness or other financial obligations related to such property. Any of such losses could adversely affect our ability to make distributions.

     REAL ESTATE FINANCING RISKS.

     Debt Financing and Debt Maturities. We are subject to the risks normally associated with debt financing, including the following:

     o our cash flow may be insufficient to meet required payments of principal and interest;

     o payments of principal and interest on borrowings may leave us with insufficient cash resources to pay operating expenses;

     o we may not be able to refinance indebtedness on our properties at maturity;

     o the terms of refinancing may not be as favorable as the terms of the related indebtedness; and

     o we could become more highly leveraged (because our policies and organizational documents do not limit the amount of debt, ratio of debt to total market capitalization or percentage of indebtedness we may incur) and, therefore, default on our obligations and debt service requirements.

     As of December 31, 1998, we had outstanding an aggregate of approximately $137.5 million of primarily mortgage indebtedness (including borrowings under our senior revolving credit facility with Prudential Securities Credit Corporation). As of December 31, 1998, we had outstanding an aggregate of approximately $52.5 million under our senior revolving credit facility with Prudential Securities Credit Corporation.

     Inability to Refinance Indebtedness May Reduce Cash Flow. Because we may not be able to pay all of our mortgage indebtedness prior to maturity with our internally generated cash, we may need to repay such debt through refinancings and/or equity offerings. If we are unable to refinance our indebtedness on acceptable terms, or at all, events or conditions that may adversely affect our cash flow and ability to make distributions include the following:

     o we may need to dispose of one or more of our properties upon disadvantageous terms;

     o prevailing interest rates or other factors at the time of refinancing could increase interest rates and, therefore, our interest expense;

     o if we mortgage property to secure payment of indebtedness and are unable to meet mortgage payments, the mortgagee could foreclose upon such property or appoint a receiver to receive an assignment of our rents and leases;

     o certain of our mortgages encumbering properties have "cross default" or "cross collateralization" provisions that entitle the secured lender to certain remedies (including foreclosure) against more than one property; and

     o foreclosures upon mortgaged property could create taxable income without accompanying cash proceeds and, therefore, hinder our ability to meet the real estate investment trust distribution requirements of the Internal Revenue Code.

     Risk of Rising Interest Rates May Increase Costs.  Advances under our
$100 million senior revolving credit facility with Prudential Securities Credit Corporation will bear interest at rates ranging from 1.25% to 1.75 percent over the 30-day London Interbank Offered Rate based on the level of borrowings outstanding relative to collateral value. We may incur additional debt in the future that also bears interest at variable rates. Variable rate debt creates higher debt service requirements if market interest rates increase. Higher debt service requirements could adversely affect our cash flow and ability to make distributions or cause us to default under certain debt covenants.

     DEPENDENCE ON KEY PERSONNEL. We are dependent upon our executive officers for strategic business direction and real estate experience. While we believe that we could find replacements for these key personnel, loss of their services could adversely affect our operations. We cannot assure you that any of our executive officers will remain with us. We have entered into employment agreements with Louis J. Petra, Sheila Levine and Brian J. Gallagher. Although we do not expect to enter into an employment agreement with Philip Pilevsky, Mr. Pilevsky has a significant ownership interest in our company. We also have entered into a non-competition agreement with each of Mr. Pilevsky and Ms. Levine that prevents them from engaging in certain retail real estate activities.

     DISRUPTION IN OPERATIONS DUE TO YEAR 2000 PROBLEMS. The Year 2000 issue concerns the potential exposures related to the automated generation of business and financial misinformation resulting from the application of computer programs which have been written using two digits, rather than four, to define the applicable year of business transactions. We recognize the importance of minimizing the frequency and significance of any disruptions in our business and financial affairs that may occur as a result of Year 2000, and have adopted a comprehensive compliance program designed to achieve this objective.

     Our program encompasses the following:

     o the assessment and modification, as necessary, of our internal information technology systems that may be affected by the Year 2000 problem;

     o the identification and interrogation of third parties, including tenants, vendors, contractors and joint venture partners, to enable us to evaluate and appropriately respond to the state of preparedness by such parties to address Year 2000 problems; and

     o the assessment of property operating systems to avert operational malfunctions associated with Year 2000.

     Our execution of our Year 2000 program is proceeding on schedule. Our principal property management systems are licensed from and maintained by a third party software development company which has modified its real estate products to address the Year 2000 issue. Our expenditures on the initiatives to date have been nominal, and our management does not anticipate any significant future costs or problems associated with becoming Year 2000 compliant.

     The failure to correct a material Year 2000 problems could result in an interruption in, or a failure of, certain normal business activities or operations. Such failures could materially and adversely affect our results of operations, liquidity and financial condition. Due to the general uncertainty inherent in the Year 2000 problem, resulting in part from the uncertainty of the Year 2000 readiness of third parties, we are unable to determine at this time whether the consequences of failing to adequately address all Year 2000 concerns will have a material impact on our results of operations, liquidity or financial condition. We expect our Year 2000 program to significantly reduce our level of uncertainty about the Year 2000 problem. We believe that, with appropriate modification of our information and operating systems and completion of the program as scheduled, the possibility of significant interruptions of normal operations should be reduced.

     Certain statements in this Year 2000 issue discussion regarding our efforts to become Year 2000 compliant, the timing thereof and costs associated therewith are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although we believe the statements and projections are based upon reasonable assumptions, actual results may differ from those that we have projected.

     INABILITY TO MAKE REQUIRED DISTRIBUTIONS TO SHAREHOLDERS COULD AFFECT REIT STATUS. For the Internal Revenue Service to treat us as a real estate investment trust under the Internal Revenue Code, we must distribute to our shareholders at least 95 percent of our real estate investment trust taxable income each year. We cannot assure you that we will satisfy the annual distribution requirement to qualify as a real estate investment trust.

     Reliance on Board of Directors to Determine Distributions. Much of our income will consist of our allocable share of the income of Philips International Realty, L.P. and much of our cash flow will consist of distributions from Philips International Realty, L.P. Our board of directors will determine distributions by Philips International Realty, L.P. In making such determination, the board of directors may consider many factors, including the following:

     o the amount of cash available for distribution;

     o Philips International Realty, L.P.'s financial condition;

     o Philips International Realty, L.P.'s capital expenditure requirements;

     o the annual distribution requirement under the real estate investment trust provisions of the Internal Revenue Code; and

     o such other factors as our board of directors deems relevant.

     Risk of Borrowing Funds to Meet Distribution Requirements. We may need to borrow funds on a short-term or long-term basis to meet the distribution requirements for real estate investment trust qualification even if the then prevailing market conditions are not favorable for borrowings. Our need to borrow such funds depends on (1) differences in timing between the receipt of income and the payment of expenses in arriving at taxable income (of us or Philips International Realty, L.P.) and (2) the effect of nondeductible capital expenditures, the creation of reserves or required debt amortization payments.

     CONSEQUENCES OF FAILURE TO QUALIFY AS A REIT COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION. Our failure to qualify as a real estate investment trust for federal income tax purposes could adversely affect our financial and other conditions.

     Tax Liabilities as a Consequence of Failure to Qualify as a REIT. We have operated so as to qualify as a real estate investment trust for federal income tax purposes since our taxable year ended December 31, 1997. Although we believe we will continue to operate in such manner, we cannot guarantee you that we will. Qualification as a real estate investment trust depends on our meeting various requirements (some on an annual and quarterly basis) established under highly technical and complex tax provisions of the Internal Revenue Code. Because few judicial or administrative interpretations of such provisions exist and qualification determinations are fact sensitive, we cannot assure you that we will qualify as a real estate investment trust for any taxable year.

     If we fail to qualify as a real estate investment trust in any taxable year, we will be subject to the following:

     o we will not be allowed a deduction for distributions to shareholders;

     o we will be subject to federal income tax at regular corporate rates, including any alternative minimum tax, if applicable; and

     o unless we are entitled to relief under certain statutory provisions, we will not be permitted to qualify as a real estate investment trust for the four taxable years following the year during which we were disqualified.

     A loss of real estate investment trust status would reduce our net earnings available for investment or distribution to our shareholders. Failure to qualify as a real estate investment trust also would eliminate the requirement that distributions to our shareholders be made.

     Other Tax Liabilities. Even if we qualify as a real estate investment trust, we are subject to certain federal, state and local taxes on our income and property and, in some circumstances, certain other state taxes.

     Risk of Changes in the Tax Law Applicable to REITs. Since the Internal Revenue Service, the United States Treasury Department and Congress frequently review federal income tax legislation, we cannot predict whether, when or to what extent new federal tax laws, regulations, interpretations or rulings will be adopted.

Any of such legislative action may prospectively or retroactively modify our tax treatment and, therefore, may adversely affect taxation of us or our shareholders.

     CERTAIN PROVISIONS MAY INHIBIT CHANGES IN CONTROL. Certain provisions of the Maryland General Corporation Law, our articles of incorporation, our by-laws and Philips International Realty, L.P.'s partnership agreement may (1) inhibit a change in control of our company, (2) inhibit the removal of existing management or (3) prevent us from paying you a premium for your shares of our common stock over the then-prevailing market prices.

     Staggered Board of Directors. We divide our board of directors into three classes serving staggered three-year terms. This may inhibit a change in control of our company.

     New Classes and Series. Under our articles of incorporation, our board of directors may create new classes and series of securities and establish preferences and rights of such classes and series. Our issuance of additional classes or series of our capital stock may inhibit a change of control of our company.

     Ownership Limit. Under our articles of incorporation and certain resolutions of our board of directors, no one may acquire or own more than 8.0 percent of the outstanding shares of our capital stock (except for Mr. Pilevsky who may own up to 17.5 percent of such shares) and no one may own or acquire shares of any class of our capital stock that would (1) cause five or fewer persons to own more than 50 percent in value of our shares of capital stock or
(2) otherwise cause us to fail to qualify as a real estate investment trust. See "Description of Securities--Ownership Limit." Such ownership limit may:

     o discourage a change of control of our company;

     o deter tender offers for our capital stock that you may find attractive;
       or

     o limit your opportunity to receive a premium for your capital stock that might otherwise exist if an investor attempted to assemble a block of capital stock in excess of the ownership limit or to effect a change in control of our company.

     Rights of Limited Partners. Under Philips International Realty, L.P.'s partnership agreement, we may not engage in any of the following transactions unless all limited partners of Philips International Realty, L.P. will receive (or have the right to receive) for each unit an amount of cash, securities or other property equal to the product of (1) the number of shares of our common stock for which each unit is redeemable and (2) the greatest amount of cash, securities or other property paid to the holder of shares of common stock pursuant to the terms of such transaction:

     o a merger, consolidation or other combination with or into another person

     o a sale of all or substantially all of our assets; or

     o any reclassification, recapitalization or change of our outstanding equity interests.

If, in connection with any of the above transactions, the holders of outstanding shares of our common stock accepts a purchase, tender or exchange offer, each holder of units of Philips International Realty L.P. will receive (or have the right to receive) the greatest amount of cash, securities or other property which such holder would have received had it (1) exercised its right to redemption and (2) received shares of common stock in exchange for its units immediately prior to the expiration of such purchase, tender or exchange offer and then accepted such purchase, tender or exchange offer.

     OUR BOARD OF DIRECTORS MAY CHANGE INVESTMENT AND FINANCING POLICIES WITHOUT YOUR VOTE.

     General. Our board of directors determines (1) our investment and financing policies, (2) our growth strategy, and (3) our debt, capitalization, distribution and operating policies. At any time and without your approval, the board of directors may revise or amend these policies and strategies. Such changes could adversely affect our financial condition or results of operations, and, therefore, our ability to make distributions.

     Issuance of Additional Securities. You do not have any preemptive right to acquire any common stock or other equity or debt securities we may offer. Any such issuance of securities could dilute your investment.

     Risks Involved in Acquisitions Through Partnerships or Joint Ventures. We may invest in properties through partnerships or joint ventures. Partnership or joint venture investments may involve risks not involved with direct acquisitions that include the following:

     o a co-venturer or partner in an investment may become bankrupt;

     o a co-venturer's or partner's economic or business interests or goals may conflict with our interests or goals;

     o a co-venturer or partner may act contrarily to our instructions, requests, policies or objectives; and

     o our articles of incorporation do not limit the amount we may invest in such joint ventures or partnerships.

     Risks of Investing in Securities of Entities Owning Real Estate. We may acquire securities of entities that own real estate. Because of ownership limits and gross income requirements we must meet to maintain our real estate investment trust qualification, we may not be able to control (1) the ownership, operation and management of the underlying real estate or (2) the distributions with respect to such securities. Our lack of control could adversely affect our ability to make required distributions.

     Risks of Investing in Mortgages. We may invest in mortgages. Investments in mortgages may include the following risks that may adversely affect our ability to make distributions:

     o borrowers may be unable to make debt service payments or pay principal when due;

     o the principal of the mortgage note securing a property may exceed the value of the mortgaged property; and

     o interest rates payable on the mortgages may be lower than our cost of funds to acquire such mortgages.

     ADVERSE EFFECT OF INCREASING MARKET INTEREST RATE LEVELS ON PRICE OF COMMON STOCK. The annual distribution rate on the price paid for shares of our common stock (compared to rates on alternative investments) may influence the public market price of our common stock. An increase in general interest rate levels may lead purchasers of our common stock to demand a higher annual distribution rate. Such demands could adversely affect the market price of our common stock.

                                USE OF PROCEEDS

     We are registering the shares of common stock offered by this prospectus for the account of the selling shareholders identified in the section of this prospectus entitled "Selling Shareholders." All of the net proceeds from the sale of the common stock will go to the shareholders who offer and sell their shares of such stock. We will not receive any part of the proceeds from the sale of such shares.

                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

     Our articles of incorporation and bylaws contain certain provisions to indemnify our directors and officers against liability incurred by them as a result of their services in those capacities. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to our directors, officers or controlling persons pursuant to the above provisions, we have been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933, and is therefore unenforceable.

                              SELLING SHAREHOLDERS

     The selling shareholders are persons listed in the table below who own or may receive shares of our common stock by exchanging their units of limited partnership interest in Philips International Realty, L.P. for an equal number of shares of our common stock. As of the date of this prospectus, (1) 3 of the selling shareholders held an aggregate of 86,702 shares of our common stock and
(2) 17 of the selling shareholders held an aggregate of 2,472,395 units that are redeemable for an equal number of shares of our common stock. We issued such securities in connection with the transactions resulting in the formation of our company and Philips International Realty, L.P. on December 31, 1997. The selling shareholders may redeem their units for an equal number of shares of our common stock in accordance with the terms described in this prospectus. There are, however, significant federal tax consequences to the unit holders if they convert the units into common stock.

     If and when the selling shareholders have redeemed and sold all their units for shares of our common stock, Philip Pilevsky will own approximately 3.2 percent of our common stock.

     Holders of units of Philips International Realty, L.P. may require Philips International Realty, L.P. to redeem all or part of their units for (1) cash (based upon the fair market value of an equivalent number of shares of common stock at the time of such redemption) or (2) at our election, shares of common stock (on a one-for-one basis).

     We may assume Philips International Realty, L.P.'s obligation to redeem the units in exchange for, at the election of Philips International Realty, L.P., either cash or shares of common stock. However, we may not pay for such redemption with shares of common stock if, after giving effect to such redemption, any person would beneficially or constructively own shares in excess of the ownership limit described in "Restrictions on Transfer" below.

     The following table sets forth, as of the date of this prospectus:

     o the name of each selling shareholder,

     o the number of shares of our common stock beneficially owned by each selling shareholder prior to this offering,

     o the number of shares of our common stock to be sold in this offering,

     o the number of shares of our common stock underlying units of Philips International Realty, L.P. to be sold in this offering,

     o the total maximum number of shares of our common stock and the number of shares of our common stock underlying units of Philips International Realty, L.P. to be sold in this offering and

     o the number of shares of our common stock beneficially owned by each selling shareholder following the offering to which this prospectus relates.

     Each selling shareholder will receive all of the net proceeds from the sale of his or her shares of common stock offered by this prospectus.

     This offering will not affect the number of (i) shares of common stock and common stock equivalents outstanding or (ii) the number of shares or percentage of ownership which persons, other than the selling shareholders, beneficially own. Because the selling shareholders may sell all or part of their shares of common stock pursuant to this prospectus and this offering is not being underwritten on a firm commitment basis, we cannot estimate the number and percentage of shares of common stock that the selling shareholders will hold at the end of the offering covered by this prospectus.

                            THE SELLING SHAREHOLDERS

                                                                                                      TOTAL MAXIMUM
                                                                                                     NUMBER OF SHARES
                                                               NUMBER OF       NUMBER OF SHARES       OF COMMON STOCK
                                                               SHARES OF        OF COMMON STOCK     AND NO. OF SHARES OF
                                                              COMMON STOCK     UNDERLYING UNITS         COMMON STOCK
                                                               TO BE SOLD       TO BE SOLD IN         UNDERLYING UNITS
                                                                IN THIS              THIS            TO BE SOLD IN THIS
NAME                                                           OFFERING            OFFERING               OFFERING
---------------------------------------------------------   ---------------    -----------------    ---------------------
Philip Pilevsky(1).......................................        26,702            1,540,290              1,566,992
Sheila Levine(2).........................................            --              137,125                137,125
Louis J. Petra...........................................        57,143                   --                 57,143
Brian J. Gallagher(3)....................................         2,857                   --                  2,857
Merrick Holiday Corp.(4).................................                                569                    569
Palm Mile Corp.(5).......................................            --               58,425                 58,425
Merrick Equities L.P.(6).................................            --              179,133                179,133
Fred Pilevsky............................................            --               38,090                 38,090
Allen Pilevsky...........................................            --               96,943                 96,943
Bakara Realty Co.........................................            --               45,562                 45,562
Century Realty Inc.......................................            --               22,780                 22,780
Estate of Harry Wilf.....................................            --               11,390                 11,390
Joseph Wilf..............................................            --               11,390                 11,390
Philips Freeport Development Corp.(7)....................            --                1,847                  1,847
Gregg Saunders...........................................            --               42,206                 42,206
Alfred S. Friedman.......................................            --               67,660                 67,660
Maurice Friedman.........................................            --               12,276                 12,276
SP Avenue U Corp.(8).....................................            --                4,053                  4,053
Norman Stark.............................................                            202,656                202,656
                                                                -------            ---------              ---------
  Total..................................................        86,702            2,472,395              2,559,097
                                                                -------            ---------              ---------
                                                                -------            ---------              ---------

------------------
(1) Philip Pilevsky will beneficially own 317,994 shares of common stock after this offering. This number excludes options issued pursuant to our 1997 Stock Option and Long-Term Incentive Plan.

(2) Sheila Levine will beneficially own 2,800 shares of common stock after this offering. This number excludes options issued pursuant to our 1997 Stock Option and Long-Term Incentive Plan.

(3) Brian J. Gallagher will beneficially own 1,430 shares of common stock after this offering. This number excludes options issued pursuant to our 1997 Stock Option and Long-Term Incentive Plan.

(4) Merrick Holiday Corp. is 100 percent owned by Philip Pilevsky.

(5) Palm Mile Corp. is 100 percent owned by Sheila Levine.

(6) Merrick Equities L.P. is 100 percent owned by Norman Stark.

(7) Philips Freeport Development Corp. is 100 percent owned by Allen Pilevsky.

(8) SP Avenue U Corp. is 100 percent owned by Norman Stark.

     Information regarding certain selling shareholder's current relationship with us or our predecessors and affiliates and such relationships, if any, within the past three years is set forth below.

NAME                                        RELATIONSHIP WITH US, OUR PREDECESSORS AND AFFILIATES
------------------------------------------  ---------------------------------------------------------------------
Philip Pilevsky...........................  Chairman of our board of directors and chief executive officer.
                                            Mr. Pilevsky has served as chief executive officer and president of
                                            Philips International Holding Corp. since its formation in 1982.
                                            Mr. Pilevsky has been involved in the real estate business for
                                            25 years, including the development, leasing, management, operation, acquisition and disposition of commercial properties. He and
                                            Ms. Levine founded the entities that now comprise Philips
                                            International Holding Corp. and its affiliates. Mr. Pilevsky is a nationally recognized member of the real estate community, providing us with strategic leadership and a broadly-based network of relationships. Outside the real estate industry, Mr. Pilevsky is renowned as an educator, author in the field of international relations and frequent commentator for Fox 5 and CNBC. Mr. Pilevsky received a Bachelor of Arts degree from C.W. Post College and a
                                            Masters Degree of Arts and a Masters Degree of Education from
                                            Columbia University. Mr. Pilevsky is the son of Fred Pilevsky and the
                                            brother of Sheila Levine and Allen Pilevsky.

Sheila Levine.............................  Chief Operating Officer, executive vice president and a member of our board of directors. Ms. Levine has served as chief operating officer and executive vice president of Philips International Holding Corp.
                                            Ms. Levine oversees our daily operations including acquisitions, development, property management, finance and asset management, construction, leasing and marketing for each property in our portfolio. Ms. Levine also oversees property development, which entails setting the management direction from pre-construction planning to the marketing and leasing strategies. She has been involved in the real estate business for 18 years and, together with
                                            Mr. Pilevsky, founded the entities that now comprise Philips
                                            International Holding Corp. and its affiliates. Ms. Levine received a
                                            Bachelor of Science in Business Administration from Hofstra
                                            University's School of Business. Ms. Levine is the daughter of Fred
                                            Pilevsky and the sister of Philip Pilevsky and Allen Pilevsky.

Louis J. Petra............................  President and member of our board of directors. Before joining us,
                                            Mr. Petra served as chief financial officer, vice president and treasurer of Kimco Realty Corporation, a public real estate investment trust, from July 1984 through June 1997. Mr. Petra has extensive experience in the financial management, administration and control of public and private real estate companies, with particular knowledge of the shopping center and the real estate investment trust industries. Mr. Petra received a Bachelor of Science in accounting from St. John's University and is a member of the American Institute of Certified Public Accountants and the New York State Society of
                                            Certified Public Accountants.

Brian J. Gallagher........................  Chief Financial Officer and Acquisitions Director. Mr. Gallagher
                                            served from March 1989 until December 31, 1997 as the Director of
                                            Finance of Philips International Holding Corp. Mr. Gallagher is
                                            primarily responsible for our capital deployment and capital management, including obtaining financing and structuring and negotiating acquisitions and joint ventures. Since joining the
                                            Philips group, he has been responsible for transactions valued at over $1 billion. Prior to joining us, Mr. Gallagher held positions in commercial real estate finance with Credit Alliance Corporation and
                                            National Westminster Bank USA where he was responsible for project finance and major account relationships. He received a Bachelor of
                                            Science and a Masters Degree in city and regional planning from Ohio
                                            State University.

Fred Pilevsky.............................  In connection with our and Philips International Realty, L.P.'s formation in December 1997, Fred Pilevsky contributed property to us in exchange for units of Philips International Realty, L.P. Fred
                                            Pilevsky is the father of Philip Pilevsky, Sheila Levine and Allen
                                            Pilevsky.

Allen Pilevsky............................  In connection with our and Philips International Realty, L.P.'s formation in December 1997, Allen Pilevsky contributed property to us in exchange for units of Philips International Realty, L.P.'s. Allen
                                            Pilevsky is the son of Fred Pilevsky and the brother of Philip
                                            Pilevsky and Sheila Levine.

                              PLAN OF DISTRIBUTION

     Once the selling shareholders have exchanged their common units for shares of common stock the selling shareholders may from time to time offer and sell their shares of common stock offered by this prospectus. We have registered their shares for resale to provide them with freely tradable securities. However, registration does not necessarily mean that they will offer and sell any of their shares.

OFFER AND SALE OF SHARES

     The selling shareholders, or their pledgees, donees, transferees or other successors in interest, may offer and sell their shares of common stock in the following manner:

     o on the New York Stock Exchange or other exchanges on which the common stock is traded at the time of sale;

     o in the over-the-counter market or otherwise at prices and at terms then prevailing or at prices related to the then current market price; or

     o in negotiated transactions.

     The selling shareholders, or their pledgees, donees, transferees or other successor in interest, may sell their shares of common stock in one or more of the following transactions:

     o a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

     o a broker or dealer may purchase as principal and resell such shares for its own account pursuant to this prospectus;

     o an exchange distribution in accordance with the rules of the exchange;
       and

     o ordinary brokerage transactions and transactions in which the broker solicits purchasers.

The selling shareholders may accept and, together with any agent of the selling shareholders, reject in whole or in part any proposed purchase of the shares of common stock offered by this prospectus.

PLEDGE OF SHARES

     We have been advised by Prudential Securities Incorporated that the shares of common stock underlying the units held by the following individuals/entities are subject to pledge and security agreements in favor of Prudential Securities
Incorporated:

     o Merrick Equities L.P. (179,133 units)

     o SP Avenue U Corp. (4,053 units)

     o Norman Stark (202,656 units)

     o Philip Pilevsky (1,200,000 units)

     Following the transfer of such shares to Prudential Securities Incorporated, pursuant to the pledge and securities agreements such shares may be sold by Prudential Securities Incorporated pursuant to this prospectus.

BROKERS AND DEALERS

     Selling Through Brokers and Dealers. The selling shareholders may select brokers or dealers to sell their shares of common stock. Brokers or dealers that the selling shareholders engage may arrange for other brokers or dealers to participate in selling such shares. The selling shareholders may give such brokers or dealers commissions or discounts in amounts to be negotiated immediately before any sale. In connection with such sales, these brokers or dealers, any other participating brokers or dealers, and certain pledgees, donees, transferees and other successors in interest, may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act. In addition, any securities covered by this prospectus that qualify for sale pursuant to Rule 144 of the Securities Act may be sold under such rule rather than pursuant to this prospectus.

     Supplemental Prospectus Regarding Material Arrangements. If and when a selling shareholder notifies us that he, she or it has entered into a material arrangement with a broker or dealer for the sale of his, her or its shares of common stock offered by this prospectus through a block trade, special offering, exchange or secondary distribution or a purchase by a broker or dealer, we will file a supplemental prospectus, if required, pursuant to Rule 424(c) under the Securities Act. The supplemental prospectus will provide: (1) the name(s) of each such selling shareholder(s) and of the participating broker-dealer(s);
(2) the number of shares of common stock involved; (3) the price at which such shares were sold; (4) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable; (5) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and (6) other facts material to the transaction.

     Commissions. The selling shareholders will pay any sales commissions or other seller's compensation applicable to such transactions.

SUPPLEMENTAL PROSPECTUS REGARDING SALES

     To the extent required, we will set forth in a prospectus supplement accompanying this prospectus or, if appropriate, in a post-effective amendment, the following information: (1) the amount of the shares of common stock to be sold; (2) purchase prices; (3) public offering prices; (4) the names of any agents, dealers or underwriters; and (5) any applicable commissions or discounts with respect to a particular offer. The selling shareholders and agents who execute orders on their behalf may be deemed to be "underwriters" as that term is defined in Section 2(11) of the Securities Act. A portion of any proceeds of sales and discounts, commissions or other seller's compensation may be deemed to be underwriting compensation for purposes of the Securities Act.

COMPLIANCE WITH STATE SECURITIES LAWS

     We have not registered or qualified the shares of common stock offered by this prospectus under the laws of any country, other than the United States. In certain states, the selling shareholders may not offer or sell their shares of common stock unless (1) we have registered or qualified such shares for sale in such states; or (2) we have complied with an available exemption from registration or qualification. Also, in certain states, to comply with such states' securities laws, the selling shareholders can offer and sell their shares of common stock only through registered or licensed brokers or dealers.

LIMITATIONS IMPOSED BY EXCHANGE ACT RULES AND REGULATIONS

     Certain provisions of the Exchange Act of 1934, as amended, and the related rules and regulations will apply to the selling shareholders and any other person engaged in a distribution of shares of the common stock. Such provisions may (1) limit the timing of purchases and sales of any of the shares of common stock by the selling shareholders or such other person; (2) affect the marketability of such stock; and (3) affect the brokers' and dealers' market-making activities with respect to such stock.

PAYMENT OF INCIDENTAL EXPENSES

     We will pay substantially all of the expenses related to the registration of the shares of common stock offered by this prospectus. We estimate such expenses to be approximately $51,317.22.

                          DESCRIPTION OF COMMON STOCK

AUTHORIZED CAPITAL STOCK

     Pursuant to our articles of incorporation, we have the authority to issue 150,000,000 shares of common stock, par value $0.01 per share, and 30,000,000 shares of preferred stock, par value $0.01 per share. At February 8, 1999, 7,340,474 shares of common stock were issued and outstanding, and no shares of preferred stock were issued and outstanding.

COMMON STOCK

     Voting, Dividend and Other Rights. Each outstanding share of common stock entitles the holder to one vote on all matters presented to shareholders for a vote, subject to the provisions of our articles of incorporation regarding the restrictions on transfer of such stock, discussed in "Restrictions on Transfer" below. Holders of shares of common stock do not have any cumulative voting rights. This means that the holders of a majority of the outstanding shares of common stock can elect all of the directors then standing for election and the holders of the remaining shares will not be able to elect any directors. Holders of shares of common stock do not have preemptive rights to subscribe for any of our securities. All shares of common stock will, when issued, be duly authorized, fully paid, and nonassessable. We may pay distributions to the holders of shares of common stock if and when our board of directors declares such dividends out of legally available funds.

     Rights Upon Liquidation. Under Maryland law, our shareholders generally are not liable for our debts or obligations. Upon our liquidation, subject to the right of any holders of preferred stock to receive preferential distributions, each holder of common stock may participate pro rata in the assets remaining after payment of, or adequate provision for, all of our known debts and liabilities. Such debts and liabilities may arise from our status of general partner of Philips International Realty, L.P.

     Ownership Limit. Pursuant to our articles of incorporation and resolutions of our board of directors, with certain exceptions, no person may own, or be deemed to own by virtue of the attribution rules of the Internal Revenue Code, more than 8.0 percent of the value of our issued and outstanding shares of capital stock. See "Restrictions on Transfer" below.

     Transfer Agent. Boston EquiServe is the registrar and transfer agent for our common stock.

RESTRICTIONS ON TRANSFER

     Ownership Limit. For us to qualify as a real estate investment trust under the Internal Revenue Code, we must meet the following requirements concerning the ownership of outstanding shares of our capital stock:

     o five or fewer individuals (as defined in the Internal Revenue Code to include certain entities) may not collectively own, directly or indirectly, more than 50 percent of the value of our outstanding capital stock during the last half of a taxable year; and

     o at least 100 persons during at least 335 days of a taxable year or during a proportionate part of a shorter taxable year must beneficially own our capital stock.

Further, under our articles of incorporation, subject to certain exceptions, no holder of shares of our capital stock may own, or be deemed to own by virtue of the attribution rules of the Internal Revenue Code, more than 6.5 percent by value of our outstanding capital stock. Our articles of incorporation authorizes our board of directors to, by resolution, increase such percentage up to 9.8 percent. Our board of directors has by resolution set the ownership limit at 8.0 percent of the issued and outstanding shares of capital stock. Such limit will be referred to in this prospectus as the "Ownership Limit."

     Exemption from Ownership Limit Upon Waiver by Board of Directors. Our board of directors may exempt a person from the Ownership Limit if the board of directors or our tax counsel is satisfied that such ownership will not then or in the future jeopardize our status as a real estate investment trust. To obtain such exemption, the intended transferee of shares of our capital stock must
(1) give us written notice of the proposed transfer and (2) furnish such opinions of counsel, affidavits, undertakings, agreements and information as the board of directors may require no later than the 15th day before any transfer which could cause the intended transferee's direct or beneficial ownership of shares to exceed the Ownership Limit. If the board of directors decides that it is no longer in our best interests to continue to qualify as a real estate investment trust, then the restrictions on transferability and ownership will not apply.

     Exemption from Ownership Limit for Philip Pilevsky. Our board of directors has exempted Mr. Pilevsky from the Ownership Limit. The board of directors has set Mr. Pilevsky's ownership limit at 17.5 percent of the issued and outstanding shares of our capital stock.

     Null and Void Transfers. A transfer of shares of capital stock shall be null and void and the intended transferee of such shares will not acquire any rights in such shares if the transfer would:

     o create a direct or indirect ownership of shares of stock in excess of the Ownership Limit;

     o result in the shares of stock being owned by fewer than 100 persons; or

     o result in our being "closely held" within the meaning of
       Section 856(h) of the Internal Revenue Code.

     Shares Transferred in Excess of Ownership Limit. We will automatically deem shares of capital stock transferred to a shareholder in excess of the Ownership Limit as shares of excess stock. By operation of law, we will automatically transfer such shares to the trustee of a trust for the exclusive benefit of one or more charitable organizations (as described in 170(b)(1)(A), 170(c)(2) and 501(c)(3) of the Internal Revenue Code) that we select. We will deem the trustee of such trust to own such shares for the benefit of the charitable beneficiary on the date of the violative transfer to the original transferee-shareholder. Any such transfer is subject to several provisions, including but not limited to the following:

     o we will rescind as void ab initio any dividend or distribution we have authorized and declared but not paid to the original transferee-shareholder and we will pay such sum to the trustee for the benefit of the charitable beneficiary;

     o we will rescind as void ab initio any vote cast by an original transferee-shareholder prior to the discovery of the violative transfer;

     o while the excess shares are held in trust and subject to the restriction that we have not already taken irreversible action, we will deem the original transferee-shareholder as having given an irrevocable proxy to the trustee to vote such shares for the benefit of the charitable beneficiary; and

     o we may require the trustee to sell, subject to certain pricing and timing restrictions, the excess stock to a person or entity whose ownership of the shares of our capital stock would be permitted or to us.

     Certificate Legend Referring to Restrictions. All certificates representing shares of our common stock will bear a legend referring to the restrictions described in the above section entitled "Restrictions on Transfer--Null and Void Transfer."

     Required Disclosures by Shareholders. Every shareholder must, upon our demand, provide in writing information that we may request to determine the effect of such shareholder's direct, indirect and constructive ownership of such shares on our status as a real estate investment trust.

     Effect of Ownership Limits on Control of Our Company. The ownership limitations set forth in this prospectus may prevent, defer or delay the acquisition of control of our company without the consent of the board of directors.

                                 LEGAL MATTERS

     Pryor Cashman Sherman & Flynn LLP, New York, New York, will issue an opinion to us regarding certain legal matters in connection with this offering, including the validity of the issuance of the shares of common stock offered by this prospectus.

                                    EXPERTS

     Ernst & Young LLP, independent auditors, have audited (i) our financial statements and schedule as of December 31, 1997 and for the period from July 16, 1997 (inception) to December 31, 1997; (ii) the balance sheet of Philips International Realty L.P. as of December 31, 1997; (iii) the balance sheet of the Property Partnerships as of December 31, 1997; (iv) the combined financial statements of the Philips Company as of December 31, 1996 and for each of the three years in the period ended December 31, 1997; and (v) the combined statement of revenue and certain expenses of the Merrick Commons and Mill Basin Properties, included in our Annual report on form 10-K for the year ended December 31, 1997, as set forth in their reports which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP's reports, given on their authority as experts in accounting and auditing. We have incorporated by reference in this prospectus the combined financial statements of the Munsey Park Shopping Center, for the year ended December 31, 1997, in our Current Report on Form 8-K dated July 31, 1998, in reliance on the reports of Gentile, Pismeny & Brengle, LLP, independent auditors, given on the authority of said firm as experts in auditing and accounting.

================================================================================
WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS. YOU SHOULD NOT RELY ON SUCH INFORMATION OR REPRESENTATIONS AS IF WE OR THE SELLING SHAREHOLDERS HAVE AUTHORIZED THEM. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY, THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION WHERE OR TO ANY PERSON WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT ANY INFORMATION CONTAINED THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                                  PAGE
                                                  ----

Available Information..........................      2

Incorporation of Certain Documents By
  Reference....................................      2

Information About Philips International Realty
  Corp.........................................      3

Risk Factors...................................      4

Use of Proceeds................................     11

Indemnification for
  Securities Act Liabilities...................     11

Selling Shareholders...........................     12

Plan of Distribution...........................     15

Description of Common Stock....................     17

Legal Matters..................................     19

Experts........................................     19

================================================================================


================================================================================


                                2,559,097 SHARES




                            PHILIPS INTERNATIONAL
                                 REALTY CORP.




                                 COMMON STOCK



                           ------------------------
                                  PROSPECTUS
                           ------------------------

                              February   , 1999

================================================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     Estimated expenses to be paid by us, Philips International Realty Corp., in connection with the issuance and distribution of the securities being registered are as follows:

Registration Fee....................................................   $11,317.22
Legal Fees and Expenses.............................................    25,000.00
Accounting Fees and Expenses........................................     5,000.00
Printing Fees.......................................................    10,000.00
                                                                       ----------
     Total..........................................................   $51,317.22
                                                                       ----------
                                                                       ----------

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Our officers and directors are indemnified under Maryland law, our articles of incorporation and the amended and restated agreement of limited partnership of Philips International Realty, L.P. (the "Partnership Agreement of Philips International Realty, L.P."), against certain liabilities. Our articles of incorporation require us to indemnify our directors and officers to the fullest extent permitted from time to time by the laws of the State of Maryland. The bylaws contain provisions which implement the indemnification provisions of the articles of incorporation.

     The Maryland General Corporation Law ("MGCL") permits a corporation to indemnify its directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those capacities unless it is established that the act or omission of the director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty, or the director or officer actually received an improper personal benefit in money, property or services, or in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful, or the director or officer was adjudged to be liable to the corporation for the act or omission. No amendment of our articles of incorporation shall limit or eliminate the right to indemnification provided with respect to acts or omissions occurring prior to such amendment or repeal. Maryland law permits us to provide indemnification to an officer to the same extent as a director, although additional indemnification may be provided if such officer is not also a director.

     The MGCL permits the articles of incorporation of a Maryland corporation to include a provision limiting the liability of its directors and officers to the corporation and its shareholders for money damages, with specified exceptions. The MGCL does not, however, permit the liability of directors and officers to the corporation or its shareholders to be limited to the extent that (1) it is proved that the person actually received an improper benefit or profit in money, property or services (to the extent such benefit or profit was received) or
(2) a judgment or other final adjudication adverse to such person is entered in a proceeding based on a finding that the person's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. Our Articles of Incorporation contain a provision consistent with the MGCL. No amendment of the Articles of Incorporation shall limit or eliminate the limitation of liability with respect to acts or omissions occurring prior to such amendment or repeal.

     The Partnership Agreement of Philips International Realty, L.P. also provides for indemnification of us and our officers and directors to the same extent indemnification is provided to our officers and directors in our Articles of Incorporation, and limits the liability of us and our officers and directors to Philips International Realty, L.P. and its partners to the same extent liability of our officers and directors to our shareholders is limited under our articles of incorporation.

     In addition, the Delaware Revised Limited Partnership Act provides that a limited partner has the power to indemnify and hold harmless any partner or other person from and against any and all claims and demands whatsoever, subject to such standards and restrictions, if any, as are set forth in its partnership agreement.

     We have entered into indemnification agreements with each of our directors and officers. The indemnification agreements require, among other things, that we indemnify our directors and officers to the fullest extent permitted by law, and advance to the directors and officers all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. We also must indemnify and advance all expenses incurred by directors and officers seeking to enforce their rights under the indemnification agreements, and cover directors and officers under our directors' and officers' liability insurance. Although the form of indemnification agreement offers substantially the same scope of coverage afforded by provisions of the Articles of Incorporation and the bylaws and the Partnership Agreement of Philips International Realty, L.P., it provides greater assurance to directors and officers that indemnification will be available, because, as a contract, it cannot be modified unilaterally in the future by the Board of Directors or by the shareholders to eliminate the rights it provides.

ITEM 16. EXHIBITS.

EXHIBIT
NUMBER   DESCRIPTION
------   ---------------------------------------------------------------------------------------------------------
  4.1    Form of Common Stock certificate(1)
  5.1    Opinion of Pryor Cashman Sherman & Flynn LLP regarding the validity of the common stock being registered
  8.1    Opinion of Pryor Cashman Sherman & Flynn LLP regarding tax matters
 23.1    Consent of Pryor Cashman Sherman & Flynn LLP (included as part of Exhibit 5.1)
 23.2    Consent of Pryor Cashman Sherman & Flynn LLP (included as part of Exhibit 8.1)
 23.3    Consent of Ernst & Young, LLP
 23.4    Consent of Gentile, Pismeny & Brengel, LLP


------------------
(1) Incorporated herein by reference to Exhibit 3.5 to our registration statement on Form S-11 filed with the Securities and Exchange Commission on April 17, 1998.

ITEM 17. UNDERTAKINGS.

     We, the undersigned Registrant, hereby undertake:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     We hereby further undertake that, for the purposes of determining any liability under the Securities Act of 1933, each filing of our annual reports pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     We hereby further undertake that:

     (1) For the purpose of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance under Rule 430A and contained in a form of prospectus filed by us pursuant to Rule 424(b)(1) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement at the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, we certify that we have reasonable grounds to believe that we meet all the requirements for filing on Form S-3 and have duly caused this registration statement to be signed on our behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on this 10th day of February, 1999.

                                            PHILIPS INTERNATIONAL REALTY CORP.


                                          By:        /s/ PHILIP PILEVSKY
                                             -----------------------------------
                                                       Philip Pilevsky
                                                 Chairman of the Board and
                                                  Chief Executive Officer

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Philip Pilevsky, his or her attorneys-in-fact and agents, each with full power of substitution and resubstitution for him or her in any and all capacities, to sign any or all amendments or post-effective amendments to this registration statement or a registration statement prepared in accordance with Rule 462 of the Securities Act of 1933, as amended, and to file the same, with exhibits thereto and other documents in connection herewith or in connection with the registration of the offered securities under the Securities Exchange Act of 1934, as amended, with the Securities and Exchange Commission, granting unto each of such attorneys-in-fact and agents full power to do and perform each and every act and thing requisite and necessary in connection with such matters and hereby ratifying and confirming all that each of such attorneys-in-fact and agents or his or her substitutes may do or cause to be done by virtue hereof.

                SIGNATURE                                        TITLE                               DATE
------------------------------------------  ------------------------------------------------   -----------------
           /s/ PHILIP PILEVSKY              Director, Chief Executive Officer and               February 10, 1999
    --------------------------------------  Chairman of the board
             Philip Pilevsky

            /s/ LOUIS J. PETRA              Director and President                              February 10, 1999
    --------------------------------------
              Louis J. Petra

            /s/ SHEILA LEVINE               Director, Chief Operating Officer, Executive        February 10, 1999
    --------------------------------------  Vice President and Secretary
              Sheila Levine

          /s/ BRIAN J. GALLAGHER            Chief Financial Officer, Acquisitions Director      February 10, 1999
    --------------------------------------  and Treasurer
            Brian J. Gallagher

           /s/ ARNOLD S. PENNER             Director                                            February 10, 1999
    --------------------------------------
              Arnold S. Penner

           /s/ A.F. PETROCELLI              Director                                            February 10, 1999
    --------------------------------------
             A. F. Petrocelli

             /s/ ELISE JAFFE                Director                                            February 10, 1999
    --------------------------------------
               Elise Jaffe

            /s/ ROBERT S. GRIMES            Director                                            February 10, 1999
    --------------------------------------
              Robert S. Grimes

                                 EXHIBIT INDEX

                                                                                                        SEQUENTIALLY
EXHIBIT                                                                                                   NUMBERED
  NO.     DESCRIPTION                                                                                       PAGE
-------   -------------------------------------------------------------------------------------------   ------------
 4.1      Form of Common Stock certificate(1)
 5.1      Opinion of Pryor Cashman Sherman & Flynn LLP regarding the validity of the common stock being registered
 8.1      Opinion of Pryor Cashman Sherman & Flynn LLP regarding tax matters
23.1      Consent of Pryor Cashman Sherman & Flynn LLP (included as part of Exhibit 5.1)
23.2      Consent of Pryor Cashman Sherman & Flynn LLP (included as part of Exhibit 8.1)
23.3      Consent of Ernst & Young LLP
23.4      Consent of Gentile, Pismeny & Brengle, LLP

------------------
(1) Incorporated herein by reference to Exhibit 3.5 to our registration statement on Form S-11 filed with the Securities and Exchange Commission on April 17, 1998.